MANUFACTURING AGREEMENT

This Manufacturing Agreement ("**Agreement**") is made as of March 18, 2013 (the "**Effective Date**") by and between **Chen-Source Inc.**, a Taiwan Corporation, with offices at No.50-16, Sec. 1, Minsheng N. Road, Guishan Township, Taoyuan County 33391, Taiwan ("**Manufacturer**"), and **Beamz Interactive, Inc., a Delaware Corporation** ("**Customer**"). Manufacturer and Customer are sometimes each referred to herein as a "Party" and collectively, as the "Parties".

WHEREAS, the Parties desire to provide for the manufacture of certain products of Customer by Manufacturer;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties agree as follows:

1. DEFINITIONS.

1.1 "**Affiliate**" means any corporation, entity or person controlling, controlled by, or under common control with a Party.

1.2 "**Beamz Intellectual Property**" means any and all current and future patents and patentable rights, patents pending, continuations, enhancements, know how, mold specifications and design, assembly fixture design, packaging design, packaging artwork, installation and assembly instructions and artwork, brand logo artwork, point of sale displays, training materials, copyrights, trademarks (including service marks), technology, trade secrets, specifications, drawings and design rights whether registered or unregistered, and including any application for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world, including, without limitation, the patents listed in Exhibit A, developed by or on behalf of Customer and owned by Customer related to the Products

1.3 "**Confidential Information**" means confidential, secret or proprietary information of a Party disclosed to or learned by the other Party in connection with this Agreement, regardless of whether such information is specifically designated as confidential and whether or not reduced to writing, but does not include information that: (a) is known to a Party at the time of disclosure; (as evidenced by the written records of such Party) (b) is independently developed by a Party without reference to or use of the other Party's Confidential Information; (c) becomes known to a Party from another source without confidentiality restriction on subsequent disclosure or use (as evidenced by the written records of such Party); or (d) is or becomes part of the public domain through no wrongful act or failure to act of such Party.

1.4 "**Consumer Product**" is defined in Exhibit B attached hereto.

1.5 "**End-User Customer**" means the end user of a Product.

1.6 "**Manufacturer Intellectual Property**" means any and all current and future patents and patentable rights, patents pending, continuations, enhancements, know how, mold specifications and design, assembly fixture design, packaging design, packaging artwork,

installation and assembly instructions and artwork, brand logo artwork, point of sale displays, training materials, copyrights, trademarks (including service marks), technology, trade secrets, specifications, drawings and design rights whether registered or unregistered, and including any application for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world, developed by or on behalf of Manufacturer and owned by Manufacturer.

1.7 "**Product Cost**" shall mean the sum of the Product direct bill of material costs, Manufacturer labor cost, and Manufacturer profit and overhead cost as set forth on Exhibit G and which may be modified from time to time by mutual written agreement of the Parties.

1.8 "**Products**" shall mean those products to be manufactured by Manufacturer for Customer, which products are listed in Exhibit B.

1.9 "**Professional Product**" is defined in Exhibit B attached hereto.

1.10 "**Purchase Order**" means a written order for Products placed by Customer with Manufacturer pursuant to Section 3 below.

1.11 "**Specifications**" shall mean the Product designs and specifications provided to Manufacturer by Customer, as included in Exhibit C for the Products and as may be updated by Customer from time to time.

1.12 "$" means United States dollar amounts.

2. MANUFACTURER SERVICES.

2.1 Manufacturing of Products. During the term of this Agreement, Manufacturer shall manufacture, and/or have certain components manufactured by a subcontractor of Manufacturer, and sell the completed Products to Customer. Manufacturer will be fully responsible for all manufacturing, raw material sourcing, packaging, testing and shipping of the Products. Except for the initial purchase order attached as Exhibit D, nothing herein shall require Customer to purchase any minimum amount of Products from Manufacturer.

2.2 Schedule. Manufacturer shall use its best efforts to place the Product into production as soon as possible as mutually agreed.

2.3 Specifications. Customer has provided, or shall provide, to Manufacturer timely, complete and update-to-date Specifications and manufacturing information, in order to enable Manufacturer to have the capability to manufacture and supply the Products pursuant to this Agreement.

2.4 Product Approval. Customer shall have final approval of all product Specifications and quality for the Products.

2.5 Molds and Tools. Customer shall own all molds and tooling for the Products and any derivative or additional Products and any other Products for which Customer pays the costs

of molds and/or tooling. The Manufacturer will manufacture the tooling and molds required to manufacture the Products at prices mutually agreed in writing by the Parties. The Parties agree the price for all necessary tooling and molds for the Consumer Products will be $118,700, to be paid by Customer as follows:

(a) 20 %, or $23,740, pursuant to the tooling purchase order in Exhibit E.

(b) 30%, or $35,610, upon tool completion and acceptance by Customer.

(c) 50%, or $59,350, to be paid at the rate of $5.935 per unit of Product for the first 10,000 units of Product purchased by Customer from Manufacturer.

The same percentages and payment schedule will apply to any additional tooling and mold cost required for the Professional Products.

2.6 Packing. Unless otherwise specified in this Agreement or in a Purchase Order, all Products are to be packed and identified in accordance with sound commercial practices to: (i) comply with requirements of common carriers; and (ii) minimize risk of damage in shipment.

2.7 Change Orders: A need to make changes to various aspects of a Product may arise during the course of development and/or once the Product is placed into production. Potential changes to Specifications, schedule, price, quality or any other provision of the Product identified by either Manufacturer or Customer will be documented in a "**Change Order**" document that will contain the essential information needed to justify the proposed change. The Parties will mutually agree in writing on whether and when to incorporate the identified changes into the Product, and whether there is a resulting change in the Product Cost or Schedule.

2.8 Additional Products. Additional products may be added to the Products as specified in Exhibit B from time to time by mutual written agreement of the Parties and Exhibit B shall be amended to include any such additional products. The Product Cost for such additional Products shall also be determined by mutual written agreement of the Parties.

2.9 Standards for Products. The Products delivered by Manufacturer pursuant to this Agreement shall be in compliance with general industry standards, the written Specifications for each such Product, the terms of this Agreement, and such other additional Product-specific Specifications as are from time to time mutually established in writing by the Parties. If the Parties mutually agree to change the Specifications for any Product, and the change affects Manufacturer's costs to supply such Product, the Parties shall determine a revised Product Cost for such Product by mutual written agreement.

2.10 Packaging. Manufacturer shall deliver all Products set forth in a Purchase Order with the packaging as mutually agreed in writing by the Parties.

2.11 Other Charges; Taxes.

2.11.1 Unless otherwise specifically provided in this Agreement or a Purchase Order, Customer shall pay no extra charges, including, but not limited to, charges for pre-packs, cartons, handling, drop shipments, insurance, cartage or minimum

purchases or because of any taxes or excises levied on Manufacturer, processors, other manufacturers, wholesalers or otherwise.

2.11.2 Any sales taxes, gross receipt taxes, or similar taxes assessed against a Party pursuant to this Agreement shall be the sole responsibility and liability of such Party, and in no event shall the other Party be liable or responsible for any such taxes.

3. PURCHASING.

3.1 Purchasing Terms.

3.1.1 Customer, from time to time, shall order Products by placing a Purchase Order with Manufacturer. Manufacturer will have five (5) business days after its receipt of any Purchase Order to accept or reject the same. Subject to Section 3.1.5 below, the Purchase Order shall specify the Product Cost, delivery terms and any limitations or qualifications thereon, and the requested ship date for the Products specified therein. Customer will provide as much notice as reasonably possible to Manufacturer, and Manufacturer shall use its reasonable commercial efforts to accommodate requested ship dates of Customer.

3.1.2 Any provisions in Manufacturer's invoices, billing statements, acknowledgment forms or similar documents shall be of no force or effect unless specifically agreed to in writing by an authorized officer of Customer. Any statement purporting to make Manufacturer's acceptance conditional on Customer's assent to additional or different terms is hereby rejected and shall be of no effect.

3.1.3 In addition to any other rights provided by law or this Agreement, Customer may, without cause or penalty, modify the delivery date with respect to any unshipped Products in such Purchase Order as follows: (i) Customer may extend one-time, up to sixty (60) days, the delivery date of the Products ordered under any Purchase Order if the scheduled delivery date is more than thirty (30) days from the date of written request thereof from Customer to Manufacturer. Any extension of the delivery date beyond the one-time extension permitted above shall require the prior written approval of Manufacturer.

3.1.4 Notwithstanding anything in this Agreement to the contrary: (i) the terms and conditions of each Purchase Order shall be governed by this Agreement; and (ii) in the event of a conflict between the terms of any Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern and control.

3.2 Product Pricing: The initial Product Cost of the Consumer Product shall be $33.02 per unit, as specified in Exhibit F, including the cost of the printed circuit board (PCB) which will initially be purchased from HILTOP as directed by Customer at a price of $8.02/unit, provided, however, the Product Cost will be increased or decreased as the result of any change in price from HILTOP (which change must be approved by Customer). Any changes to any component of the Product Cost or Specifications must be approved in writing by Customer and Manufacturer. Manufacturer will use its reasonable commercial efforts to work with Customer to

reduce the Product Cost and pricing in the future, especially as volumes are increased. Pricing for the Professional Product will be as mutually agreed in writing by the Parties once the product design is completed.

3.3 Forecasts. On a quarterly basis, Customer will use commercially reasonable efforts to provide Manufacturer with a confidential, non-binding, twelve (12) month rolling forecast of Customer's anticipated purchases of Products.

3.4 Invoicing. Manufacturer shall render separate invoices for each shipment under each Purchase Order from Customer. Each shipment shall contain a packing slip showing the Purchase Order number, number of cartons and quantity of Product in each carton.

3.5 Payment. Unless otherwise specifically provided for herein, payment for accepted Purchase Orders and other amounts payable by Customer pursuant to this Agreement shall be due from Customer net thirty (30) days from the date of invoice from Manufacturer, provided however, no invoice shall be dated prior to the date of shipment of the subject Product.

4. SHIPMENT.

4.1 Shipment.

4.1.1 Unless otherwise agreed to in writing by Manufacturer, all Products shall be shipped FOB – point of manufacture. Customer will have the right to designate the method of shipment and the carrier for all shipments. Except as otherwise specifically provided for in this Agreement, the Exhibits hereto or other agreements executed by and between the Parties, the receiving Party shall be responsible for all costs of shipping and for insuring such shipment.

4.1.2 Title and risk of loss to the Products shall pass to Customer at the point of transfer to its shipping carrier. Manufacturer shall identify all Products shipped by reference to the Purchase Order. Manufacturer shall ship all Products in accordance with the shipping instructions contained in each Purchase Order or provided in writing thereafter by Customer.

4.1.3 If Customer discovers any shortage of Products other than a "Concealed Shortage" (as defined below) from the number shown on the packing slip, Customer shall use all commercially reasonable efforts to notify Manufacturer in writing within ten (10) days after the date of shipment, in which event, the shorted Product shall be deducted from the applicable invoice or credited against subsequent amounts due immediately upon discovery. If Customer discovers any "Concealed Shortage" of Products from the number shown on the packing slip, Manufacturer shall be notified in writing within sixty (60) days after the date of shipment, in which event, the shorted Product shall be deducted from the applicable invoice or credited against subsequent amounts due immediately upon discovery. "**Concealed Shortage**" shall mean a discrepancy in the number of Products delivered to Customer from the number shown on the packing slip which discrepancy is incapable of being detected from a visual inspection of master packs or pallets and/or a count thereof prior to shipment, but that is only detectable after opening of master packs or pallet quantities shipped. Customer, in

its sole discretion, may determine not to accept proof of delivery based solely on weight and may also consider carton count and pallet count with respect to such proof of delivery.

4.2 Delivery and Acceptance of Items. All Products shipped to Customer shall be subject to Customer's inspection at Customer's receiving location. Subject to Section 8.1, Customer shall have a period of thirty (30) days from date of receipt to inspect and reject in writing, any Product shipment on the grounds that it does not comply with the requirements described in this Agreement. Manufacturer shall credit Customer for all out-of-pocket costs incurred by Customer and directly related to any properly rejected Product, plus any shipping expenses to return the Products to Manufacturer, if requested by Manufacturer. Notwithstanding the foregoing, Customer shall be under no duty to inspect Products prior to resale.

5. REMEDIES AND RETURNS.

5.1 Notification of Failure to Fulfill Purchase Order. If Manufacturer is unable to fulfill the terms of a Purchase Order, including, but not limited to, the delivery date, Manufacturer shall promptly notify Customer, but in no event shall such notification be later than thirty (30) days prior to the originally-scheduled delivery date.

5.2 Remedies of Customer. In addition to any other remedies available to Customer under this Agreement or applicable law, Customer may elect from any of the following remedies, as applicable:

5.2.1 If Manufacturer ships to Customer and invoices Customer for any Product not specifically listed on an original or modified Purchase Order, Customer shall notify Manufacturer in writing, and Customer may either instruct Manufacturer that Customer will keep such Product or ship such Product back to Manufacturer at Manufacturer's cost, plus Customer's actual costs, if any, for handling and return of the Product to Manufacturer.

5.2.2 If Manufacturer breaches or fails to comply with the terms of a Purchase Order or this Agreement (including, but not limited to, late deliveries, early deliveries, incomplete orders, failure to meet the Specifications for any Product, failure to meet packaging and shipping requirements or failure to meet freight delivery requirements), Customer may reject and return all or a portion of such Products, with Manufacturer being responsible for all costs of shipping and insurance. Manufacturer may not refuse any proper return so made pursuant to this Section 5.2.2.

5.2.3 Customer may, at its option, reject all or part of any Products that: (i) are defective in materials or workmanship; (ii) differ in any way from the applicable Specifications or warranties herein contained or implied by law; or (iii) do not, for those Products that are prepared with packaging intended for resale, have affixed to the outside of each Product's package or container a Computer Technology Industry Association-approved UPC or bar code, and Manufacturer shall have no right thereafter to cure such defects or failure to conform. Customer may return (or at Manufacturer's request hold or destroy at

Manufacturer's risk and expense) rejected Products for full cash credit against the purchase price

5.2.4 If Customer receives a shipment of Products with shortages (other than Concealed Shortages), Customer shall use commercially reasonable efforts to notify Manufacturer within ten (10) days of such short shipment. Manufacturer shall ship the remaining Product shorted Purchase Order at no additional cost to Customer within fifteen (15) days of notification of such shortage. Customer shall be entitled, in its sole discretion, to withhold payment to Manufacturer for the short-shipped portion of such Purchase Orders until such time as Manufacturer completes such shipment.

5.3 Return of Products. Manufacturer agrees to accept the return of any Product deemed to be defective by Customer for credit or refund as determined by Customer. Customer will be entitled to receive a credit of one percent (1.0%) taken in the form of a debit memo or a refund for the return shipment of merchandise to offset costs of consolidating and handling returns including shipping costs. Manufacturer shall complete and sign a vendor return information form, to be supplied by Customer. Manufacturer reserves the right to instruct Customer to destroy defective Products in lieu of return. The right to return Products shall only apply during the warranty period for the subject Products as described in Section 8.2 below. The Parties will monitor the level of Products returned pursuant to this provision.

5.4 Disputes. All disputes by Manufacturer concerning Products and remedies taken with respect thereto must be submitted by Manufacturer to Customer within thirty (30) days after the date on which Manufacturer received written notice of the remedy taken by Customer. Manufacturer waives any right that it may have to dispute the existence or amount of any such remedy if Manufacturer fails to give such written notice to Customer within the prescribed time period.

6. TERM AND TERMINATION.

6.1 Term. Unless earlier terminated in accordance with this Section 6, this Agreement shall be effective on the Effective Date and remain in force for three (3) years and thereafter shall automatically renew for additional one (1)-year terms (collectively, the "**Term**") unless either Party provides the other Party written notice of the notifying Party's intent not to renew this Agreement delivered no later than one hundred eighty (180) days prior to the term renewal date. This Agreement shall cover all Purchase Orders issued during the Term of this Agreement.

6.2 Termination. This Agreement may be terminated as follows:

(a) by either Party, upon written notice to the other Party, if the other Party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach;

(b) by either Party, immediately upon written notice by one Party to the other, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, has a receiver appointed for it or any of its assets, or otherwise

takes advantage of any statute or law designed for relief of debtors; or

(c) by either Party, immediately upon written notice by one Party to the other, if such other Party assigns or transfers this Agreement, or any portion thereof, in violation of Section 9.1.

6.3 Effects of Termination.

6.3.1 Upon the expiration or earlier termination or cancellation of this Agreement for any reason, each Party shall promptly: (i) pay the other Party any unpaid, undisputed amounts due as of the expiration, termination or cancellation date; and (ii) return or destroy all copies of the Confidential Information of the other Party, if any, and, at the request of the other Party, have an officer certify in writing that the Party has complied with this obligation. Termination of this Agreement shall not affect the obligations specified in Sections 5.2, 5.3, 7 and 8 of this Agreement, which obligation shall survive for two (2) years following any such expiration, termination or cancellation.

6.3.2 Upon a termination or expiration of this Agreement, both Manufacturer and Customer shall use all commercially reasonable efforts to mitigate damages caused by the occurrence of such event.

6.4 No Liability for Termination. A Party shall not be liable for penalties or damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination shall not affect any other right or remedy at law or in equity of either Party.

7. INTELLECTUAL PROPERTY RIGHTS; CONFIDENTIALITY.

7.1 Preservation of Existing Rights. The Beamz Intellectual Property shall remain under the exclusive and sole ownership or control of Customer throughout the Term of this Agreement. The Manufacturer Intellectual Property shall remain under the exclusive and sole ownership or control of Manufacturer throughout the Term of this Agreement. Additionally, Customer shall own the Products, and all related designs, Specifications and Beamz Intellectual Property, including any derivatives, enhancements, improvements, and next generations of such Products and Beamz Intellectual Property.

7.2 License to Manufacture. Subject to the terms, and during the Term, of this Agreement, Customer hereby grants to Manufacturer – for the sole purpose of manufacturing Products for Customer - a non-revocable, royalty-free, non-exclusive, non-transferable (except as otherwise expressly provided herein), non-sublicensable (except as provided below) worldwide license in and to the Beamz Intellectual Property to:

7.2.1 make, have made, manufacture and have manufactured, the Products and to test, modify, assemble and package the Products;

7.2.2 sublicense the rights granted in this Section 7.2 to qualified subcontractors solely for the purpose of manufacturing selected components or sub-assemblies of the Products, or subcomponents thereof, for Manufacturer; provided

however that Manufacturer shall impose confidentiality restrictions and intellectual property protections which are at least as strict as those in this Agreement;

7.2.3 copy, use and install any software necessary for the manufacture of the Products and to obtain from Customer any new versions, enhancements and upgrades for such software; and

7.2.4 package and prepare the Products for shipment, in whole or in part.

7.3 Treatment of Confidential Information. The Parties hereby agree that the Specifications and the Beamz Intellectual Property are deemed Confidential Information. Each Party agrees to treat such Confidential Information as strictly confidential and shall take reasonable precautions to safeguard such information, shall not use it for any unauthorized purposes, and shall not disclose it to any third Party without the prior written consent of the Party from whom it was obtained; provided, however, that the Party receiving the Confidential Information may disclose such information to its responsible officers, employees, agents, representatives, and appropriate consultants and subcontractors who require such information for the purposes contemplated by this Agreement, provided that such persons shall be subject to the obligations of confidentiality provided in this Section 7.3.

7.4 Notice of Infringement. Either Party shall promptly inform the other Party in writing of any alleged infringement of Customer's Intellectual Property Rights licensed to Manufacturer under this Agreement by a third Party of which it has knowledge and provide any available evidence of such infringement to the other Party.

8. WARRANTIES.

8.1 Product Warranties. In addition to any express warranty or guarantees made by Manufacturer, Manufacturer represents and warrants that Products delivered under this Agreement shall: (i) be free from any epidemic defects (i.e., a failure of more than five percent (5%) of the aggregate units of a certain Product) in materials and workmanship; (ii) be merchantable at the time of delivery to Customer and be fit and safe for sale and any use by Customer or its customers for which such Products are ordinarily intended; and (iii) meet the Specifications for each Product and conform to any Specifications, drawings, samples or other descriptions previously established by the Parties.

8.2 Customer Warranty and Registration Information. Manufacturer shall provide a warranty for Customer's customers on all Products of not less than one (1) year from the Customer's date of purchase, with such warranty to be in a form reasonably satisfactory to Customer. Upon request by Customer, Manufacturer shall provide a copy of such warranty to Customer. Manufacturer hereby consents to the assignment by Customer and each of Customer's resellers to their respective Customers of all Manufacturer and manufacturer warranties and rights to vendor support with respect to the Products, effective as of the date of each Customer's purchase of Product(s). Customer shall be responsible for all Customer service.

8.3 Compliance with Laws. Manufacturer represents and warrants that all Products are manufactured, packaged, labeled, tagged, stored, shipped and invoiced in compliance with all applicable federal, state and local laws and regulations including, but not limited to, the

following laws (as amended), and all regulations promulgated thereunder: the U. S. Consumer Product Safety Act ("CPSA"); the regulations of the U.S. Consumer Product Safety Commission; the U.S. Fair Labor Standards Act of 1938; Executive Order 11246; 41 C.F.R. 60-250 and 41 C.F.R. 60-741; the U. S. Food, Drug and Cosmetic Act; the U. S. Fair Packaging and Labeling Act; the Federal Hazardous Substance Labeling Act; Department of Transportation, Federal Trade Commission and Consumer Product Safety Commission rules and regulations; the U. S. Clean Air Act Amendments of 1990; 40 C.F.R., Part 82 (Protection of Stratospheric Ozone); the California Safe Drinking Water Act of 1986 (Proposition 65); labeling laws; pricing laws; advertising laws; flammability laws; hazardous materials laws; health and safety laws; and any other laws specified in writing by the Parties.

9. Indemnification.

9.1.1 Each Party shall indemnify and hold harmless and defend the other Party and its Affiliates, successors and assigns (and its and their respective officers, directors, employees, customers and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) that may arise out of, relate to or be connected in any way with any of the following: (i) any breach of this Agreement by the indemnifying Party, including, without limitation, any breach or alleged breach of any representation, warranty, covenants or agreements of the indemnifying Party set forth in this Agreement; (ii) any gross negligence, willful misconduct or dishonesty of the indemnifying Party, its agents, employees or contractors; or (iii) any failure by the indemnifying Party to comply with any applicable law or regulation, including any breach of a warranty by Manufacturer under any applicable law.

9.1.2 In addition to Section 9.1.1.1 above, Manufacturer shall indemnify and hold harmless, and defend, Customer and its Affiliates, successors and assigns (and its and their respective officers, directors, employees, Customers and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) that may arise out of, relate to or be connected in any way with the following: (i) any failure of any Product to meet any Specification thereof due to an act or omission of Manufacturer or any of its subcontractors; (ii) any warranty claim on any Product under Section 8 above, or (iii) any claim of infringement on the intellectual property rights of a third Party by a Product but only to the extent caused, or contributed to, by Manufacturer or any of its subcontractors; said indemnity shall not apply to any claim of infringement arising from Products made in accordance with the Specifications, or any other instruction by Customer.

9.2 Indemnification Notice; Cooperation; Settlement. A Party entitled to indemnity hereunder shall promptly notify the other Party (the "**Indemnifying Party**") of any claim or liability for which indemnification is sought ("**Claim**"); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure. The Party entitled to indemnity may, at its option and expense, participate and appear on an equal footing with the Indemnifying Party in the defense of any Claim that is conducted by the

Indemnifying Party as set forth herein. The Indemnifying Party may not settle any Claim without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

9.3 Insurance. Manufacturer, at the time of execution of this Agreement and upon request by Customer from time to time, shall furnish Customer with a Certificate of Insurance evidencing that Manufacturer obtained and has in full force and effect comprehensive general public liability insurance coverage on a form acceptable to Customer with broad form General Liability (including Blanket Contractual), affording limits not less than: (i) $2,000,000 personal injury or death per person and in the aggregate; (ii) $2,000,000 for property damage per occurrence and in the aggregate; and (iii) $2,000,000 product liability per occurrence and in the aggregate. Such insurance shall insure against any claims arising from performance of Manufacturer under this Agreement, and shall be an independent obligation in no way limited by the indemnity provisions set forth herein. Manufacturer shall maintain such insurance coverage throughout the Term of this Agreement. The Certificate of Insurance shall name Customer., its subsidiaries or divisions, and its Affiliates" as an additional insured and loss payee. The insurance shall be endorsed to provide that Customer shall be notified at least sixty (60) days in advance of any material change or cancellation of insurance.

9.4 Claims. Customer shall notify Manufacturer in writing within fifteen (15) days after Customer learns of any claims or proceedings involving the Products.

10. GENERAL.

10.1 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Without the prior written consent of the other Party, neither Party may assign, delegate, or transfer the Agreement or any of its rights or duties hereunder, (including, but not limited to, the sale or transfer of any amounts owed by one Party to the other) to any third Party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity. Notwithstanding the foregoing, either Party may assign its rights and duties hereunder to an Affiliate or in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of such Party.

10.2 Entire Agreement. This Agreement, and the exhibits attached hereto: (i) constitute the entire and exclusive agreements between the Parties hereto with respect to the subject matter hereof and supersede any prior agreements between the Parties with respect to such subject matter; and (ii) supersede any conflicting portions of any Party's quotation and acknowledgement forms and Purchase Order forms. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no person who is not a Party to this Agreement may rely on the terms hereof.

10.3 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas applicable to contracts to be performed within the State of Texas without reference to its conflicts of law principles. As part of the consideration for value received pursuant to this Agreement, and regardless of the location of any present or

future domicile or principal place of business of either Party, each Party hereby irrevocably consents in advance to the personal jurisdiction of the State or Federal Court in Maricopa County, Arizona, to hear and determine any claims or disputes brought against such Party by the other Party and pertaining to this Agreement or to any matter relating to or arising out of this Agreement. THE PARTIES HEREBY EXPRESSLY WAIVE ANY TREATY OR CONVENTION REQUIREMENTS COVERING SERVICE OF PROCESS THAT MIGHT OTHERWISE BE APPLICABLE.

10.4 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party's behalf without the other Party's prior written consent.

10.5 Modification and Waiver. Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the Party to be charged. No waiver of any rights will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.6 Notices. Any required or permitted notices hereunder must be given in writing at the address of each Party set forth in the first paragraph of this Agreement, or to such other address as either Party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date received.

10.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

10.8 Litigation. In the event that the Parties hereto become involved in litigation with one another with reference to all or any part of the subject matter of this Agreement, or with reference to any issue connected with or related thereto, the unsuccessful Party in such litigation shall pay the legal fees, costs and expenses, including without limitation, all reasonable attorneys' fees, of the successful Party.

10.9 Force Majeure. Neither Party hereto shall be liable for either its failure to perform or any delay in performance hereunder, or for any loss, damage or delay due to occurrences of force majeure. The term "force majeure" as used in this Agreement shall mean Acts of God, strikes, lockouts, labor stoppage or other labor difficulties, explosions, sabotage, accidents, riots or civil unrest, acts of war, acts of terrorism, fire, flood or other casualty,

governmental moratorium, legal requirement, delay or disruption caused by the other Party, or any other cause or causes beyond such Party's reasonable control. In the event that this Agreement or any of the rights and/or obligations of either Party hereunder are affected or impaired because of any force majeure, the time period for performance of such obligations shall be extended by the time period of such delay due to such force majeure; provided, however, that in no event shall any force majeure operate to extend or otherwise affect the Term of this Agreement.

10.10 Non-applicability of U.N. Convention. The Parties agree that the U.N. Convention for the International Sale of Goods shall not apply to this Agreement, and that the provisions thereof are expressly excluded from this Agreement.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

10.12 Section Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of Manufacturer and Customer have executed this Agreement as of the Effective Date.

By:

Name:

Title: President and Chief Executive Officer

CUSTOMER

By:

Name: Charles R. Mollo

Title: President & CEO

EXHIBIT A

LIST OF BEAMZ PATENTS

U.S. Patent 6,960,715
U.S. Patent 6,960,715 B2

U.S. Patent 7,858,870 B2

U.S. Patent 8,178,773 B2

U.S. Patent TBD (Allowed **U.S. Patent Application Serial No. 12/932,275**, published as **US 2011/0143837 A1)**

Other Patents Pending

EXHIBIT B

PRODUCTS

Products: The Products covered by this Agreement shall include the following:

a. Beamz Consumer Interactive Music System (the "Consumer Product") - see Specifications in Exhibit C

b. Beamz Professional/DJ Interactive Music System (the "Professional Product") – specification still in development

c. Other products as mutually agreed from time to time.

EXHIBIT C

SPECIFICATIONS FOR CONSUMER PRODUCT

Specification Files Provided Separately By Customer

EXHIBIT D

INITIAL PURCHASE ORDER

Beamz Interactive, Inc.

15354 N 83rd Way
Suite 102
Scottsdale, AZ 85260

Purchase Order

Date	P.O. No.
3/18/2013	07014BT

Vendor	Ship To
Cheebro No. 50-16, Sec. 1, Minsheng N Rd Guishan Township, Taoyuan County 333 Chung Ho City, Taipei 235 Taiwan	Beamz Interactive, Inc. c/o SPExpress 2420 S 51st Avenue Phoenix, AZ 95043

Terms
Net 30

Item	Description	Qty	Rate	Amount
D4	Beamz-C4 Consumer Product Unit First 1,000 units are hereby released, subject to approval by Beamz of the pre-production units. Will authorize release of the remaining 6,000 units in writing, as needed, within 12 months from the date of this PO. NOTE: Beamz will provide PCBs for inclusion in product on initial shipments. This will change when mutually-agreed upon; price will adjust accordingly at that time.	7,000	33.02	231,140.00

Total	$231,140.00

9061014v.2

EXHIBIT E

TOOLING PURCHASE ORDER

Beamz Interactive, Inc.

15354 N 83rd Way
Suite 102
Scottsdale, AZ 85260

Purchase Order

Date	P.O. No.
3/18/2013	07015BT

Vendor	Ship To
Chenbro No. 50-16, Sec. 1, Minsheng N Rd Guishan Township, Taoyuan County 333 Chung Ho City, Taipei 235 Taiwan	Beamz Interactive, Inc. 15354 N 83rd Way Suite 102 Scottsdale, AZ 85260

Terms
Custom

Item	Description	Qty	Rate	Amount
Tooling	Per Detail Below: Base-top-cm, $21,000 Base-bottom-D4, $14,000 Center-lens, $10,500 Sensor rail lens, Sensor rail outside, $12,000 Center laser rail (center cover), $14,000 Laser housing-RED, Laser outer housing, $5,800 Logo Fill, Sensor rail inside, $8,500 Sensor rail trim, Center trim, $8,800 Fresnel lens focal length tower 3-D4, Center logo-D4 (logo lens), $4,800 Base trim, $9,500 Button Cap, $4,000 Consumer-buttons-right, $5,800 -middle -mid-small -left Payment Terms: - 20% ($23,740) immediately - 30% ($35,610) upon completion of tooling and molds to customer's satisfaction - 50% ($59,350) to be paid at rate of $5.935/unit for first 10,000 units purchased all within 12 months of PO date	1	118,700.00	118,700.00
		Total		$118,700.00

9061014v.2

EXHIBIT F
CONSUMER PRODUCT COST:

ITEM	PART NAME	QTY.	DESCRIPTION/MATERIAL	TOTAL PART PRICE
MOLDED PLASTIC PARTS				
1	base-top-cm	1	ABS	$ 1.60
2	base bottom-D4	1	ABS	$ 1.40
3	center-lens	2	ABS	$ 0.60
4	Sensor rail lens	2	ABS	$ 0.60
5	center laser rail	2	ABS	$ 1.00
6	Laser housing-RED	4	ABS	$ 0.40
7	Laser outer housing-d4-2mm	4	ABS	$ 0.40
8	LOGO fill	2	ABS	$ -
9	sensor rail inside	2	ABS	$ 0.70
10	SENSOR RAIL OUTSIDE	2	ABS	$ 0.80
11	sensor rail trim	2	ABS	$ 0.40
12	center trim	2	ABS	$ 0.40
13	Fresnel Lens Focal Length Tower .3-D4	4	POLYCARBONATE	$ 0.40
14	Center logo-D4	2	POLYCARBONATE	$ 0.30
15	base trim	2	ABS	$ 0.30
16	button-cap	1	ABS	$ 0.07
17	consumer-buttons-right	1	CLEAR ABS	$ 0.25
18	consumer-buttons-middle	1	CLEAR ABS	$ 0.25
19	consumer-buttons-mid-small	1	CLEAR ABS	$ 0.30
20	consumer-buttons-left	1	CLEAR ABS	$ 0.25
	TOTAL PLASTIC PARTS			**$ 10.42**
PURCHASED PARTS				
21	RED LASER (FOB TAIWAN)	4	CLASS 2, 6.5MMX30MM MAX DIMS, CONSUMER MODEL	$ 3.00
		2	UPPER LASER WIRE ASM	$ 0.16
		2	LOWER LASER WIRE ASM	$ 0.16
22	LED 5mm (RED)-D4	4	LOGO LED	$ 0.20
		4	LOGO LED WIRE ASM	$ 0.20
23	Beamz PCB-D4	1	CONSUMER VERSION	$ 8.02
24	Sensor-LED 5mm-D4 (FOB TAIWAN)	4	PHOTODIODE	$ 1.40
		2	UPPER SENSOR WIRE ASM	$ 0.16
		2	LOWER SENSOR WIRE ASM	$ 0.16
25	Screw M2 x 6	8	M2X6 WAFER, STEEL ZINC, THREAD CUTTING, PHILLIPS SCREW	$ 0.04
26	Screw M3 X 6	8	M3X6 STEEL ZINC, THREAD CUTTING,	$ 0.04
27	Screw M3 X 14	2	M3X14 STEEL ZINC,THREAD CUTTING, PHILLIPS SCREW	$ 0.01
28	Screw M3 X 12	12	M3X12 PHILLIPS, THREAD CUTTING	$ 0.06
29	Screw M3 X 5	26	M3X5 STEEL ZINC,THREAD CUTTING, PHILLIPS SCREW	$ 0.13
30	Rubber foot	6	RUBBER WITH ONE SIDE ADHESIVE	$ 0.06
31	USB Cable	1	Polybag	$ 0.35
32	MANUAL/MAKETING MATERIALS	2	QUICK START GUIDE, MARKETING BROCHURE	$ 0.20
33	PRODUCT ID LABEL	1		$ 0.05
34	LASER WARNING LABEL	1		$ 0.02
	TOTAL PURCHASED PARTS			**$ 14.42**
PACKAGING				
35	RETAIL BOX/INTERNAL SUPPORT	1	4 COLORS GIFT BOX, w/CORRUGATED DIVIDER, 300g/m2, Clay Coated Paper/Oil Base Varnish/E Flute Laminating	$ 1.60
36	BARCODE LABEL	1	Size : 4 x 4 Inches	$ 0.03
37	MASTER CARTON FOUR PACK	1	4 UNITS TO ONE BOX	$ 0.50
38	POLYBAG	1	CLEAR PLASTIC BAG WITH CHILD SAFETY HOLES AND PRINTING	$ 0.05
	TOTAL PACKAGING			**$ 2.18**
ADDITIONAL COST				
39	ASSEMBLY/TESTING/PROFIT/OVERHEAD			$ 6.00
	TOTAL ADDITIONAL COST			**$ 6.00**
	TOTAL COST			**$ 33.02**